NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER ENDED DECEMBER 31, 2009

Wooster, Ohio (January 28, 2010) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $635,000, or $0.21 per diluted share for the third fiscal quarter ended December 31, 2009, compared to $584,000 or $0.20 per diluted share for the third fiscal quarter ended December 31, 2008.  The increase in net income was due to increased net interest income resulting from decreased interest expense on deposits, partially offset by decreased interest income from loans and investments, and increased gains on the sale of residential mortgage loans and available for sale investment securities, further offset by an increase in the provision for loan losses and increased federal deposit insurance expense.

Net interest income increased $322,000 for the quarter ended December 31, 2009, compared to the quarter ended December 31, 2008.  Interest income decreased $419,000 during the 2009 quarter mainly as a result of lower overall market interest rates during the 2009 quarter compared to the 2008 quarter and the corresponding impact on new originations and existing adjustable rate loans.  Interest expense decreased $741,000 during the quarter as a result of lower deposit balances and lower market interest rates being reflected in rates paid on certificates of deposit, money market deposit accounts and advances from the Federal Home Loan Bank of Cincinnati, partially offset by a higher volume of borrowings used to replace decreased deposit balances.

Noninterest income increased $163,000 for the quarter ended December 31, 2009 compared to the same period in 2008, due primarily to gains on the sale of available for sale securities and residential mortgage loans and an increase in trust and other service charge income.  Noninterest expense increased by $86,000 for the quarter ended December 31, 2009 compared to the same period in 2008, mainly due to an increase in federal deposit insurance premiums.  The increase in federal deposit insurance premiums was due to an increase in the deposit insurance premium rate schedule and the absence of deposit insurance credits in the 2009 quarter that reduced costs for the 2008 quarter.

A provision for loan losses of $570,000 was made for the 2009 quarter compared to $185,000 provided for the 2008 quarter, based on management’s assessment of probable incurred losses in the portfolio.  The increase was mainly due to management’s analysis of economic factors in the Company’s market area and the negative change in those factors from the 2008 quarter to the 2009 quarter.

At December 31, 2009, nonperforming assets totaled $5.7 million, or 1.41% of total assets, compared to $2.8 million, or 0.68% of total assets at December 31, 2008.  The increase in nonperforming assets was mainly due to one commercial real estate loan with an outstanding balance of $2.7 million that was performing at December 31, 2008 but not performing at December 31, 2009.  This loan is in the workout process.  Management has performed an impairment analysis and made an appropriate valuation provision.

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For the nine month period ended December 31, 2009, net income totaled $1,819,000 or $0.62 per diluted share, compared to net income of $1,716,000 or $0.59 per diluted share for the nine month period ended December 31, 2008.

Net interest income increased $1,009,000 for the nine months ended December 31, 2009 compared to the nine months ended December 31, 2008.  Interest income decreased $1,066,000 for the 2009 nine month period compared to the same period in 2008, as a result of lower overall market interest rates during the 2009 period compared to the 2008 period and the corresponding impact on new originations and existing adjustable rate loans.  Interest expense decreased $2,075,000 compared to the prior year period as a result of decreased balances and rates paid on certificates of deposit, money market deposit accounts and advances from the Federal Home Loan Bank of Cincinnati, partially offset by a higher volume of borrowings used to replace decreased deposit balances.

Noninterest income increased $287,000 for the nine months ended December 31, 2009 compared to the same period in 2008, primarily due to gains on sale of residential mortgage loans and available for sale securities.  Noninterest expense increased by $495,000 for the nine months ended December 31, 2009 compared to the same period in 2008, mainly due to increased federal deposit insurance premiums and compensation expense, partially offset by reduced occupancy, equipment and other operating expense.   The $544,000 increase in federal deposit insurance premiums was due to an increase in the deposit insurance premium rate schedule, a special assessment imposed by the FDIC on all insured institutions and the absence of deposit insurance credits in the 2009 period that reduced costs for the 2008 period.

A provision for loan losses of $1,115,000 was made for the nine months ended December 31, 2009 compared to $346,000 provided during the nine months ended December 2008, based on management’s assessment of probable incurred losses in the portfolio.  The increase was mainly due to management’s analysis of economic factors in the Company’s market area and the negative change in those factors from the 2008 period to the 2009 period.

At December 31, 2009, Wayne Savings Bancshares, Inc. reported total assets of $403.3 million, down from total assets of $404.4 million at March 31, 2009.  The decrease in assets was primarily due to decreases in loans and investment securities, partially offset by increases in cash and cash equivalents and prepaid assets.  The prepaid asset increase was due to the FDIC prepaid assessment collected from all insured institutions on December 30, 2009.  Deposits at December 31, 2009 were $309.0 million, a decrease of $500,000, or 0.16%, from $309.5 million at March 31, 2009.  The decrease in deposits was primarily due to management’s continuing decision to not compete aggressively with high rate retail CDs offered by competitors in the Company’s market area.  Borrowed funds at a cost lower than retail deposit rates were used to partially offset the decrease in deposits.   The composition of deposits has shifted from certificates of deposit to demand, savings and money market deposits, as customers choose more liquid types of deposits given the low level of market interest rates.

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Stockholders’ equity at December 31, 2009 amounted to $36.6 million, or 9.08% of total assets, compared to $34.4 million, or 8.51% of total assets, at March 31, 2009.  The increase of $2.2 million is mainly due to an increase in accumulated other comprehensive income to reflect an increase in the value of available for sale securities and an increase in retained earnings due to the addition of net income and reduced dividend payments.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. STEWART FITZ GIBBON III
EXECUTIVE VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(330) 264-5767

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data - unaudited)

	For the Three Months
	ended December 31,

	2009	2008

Quarterly Results

Net Interest Income	$3,440	$3,118
Net Income	$635	$584
Earnings Per Share:
Basic	$0.21	$0.20
Diluted	$0.21	$0.20
Return on Average Assets (Annualized)	0.63%	0.58%
Return on Average Equity (Annualized)	6.91%	7.03%

	For the Nine Months
	ended December 31,

	2009	2008

Year to Date Results

Net Interest Income	$10,022	$9,013
Net Income	$1,819	$1,716
Earnings Per Share:
Basic	$0.62	$0.59
Diluted	$0.62	$0.59
Return on Average Assets (Annualized)	0.60%	0.57%
Return on Average Equity (Annualized)	6.77%	6.97%

	December 31,	March 31,
	2009	2009

End of Period Data

Total Assets	$403,263	$404,421
Stockholders' Equity to Total Assets	9.08%	8.51%
Shares Outstanding	3,004,113	3,004,113
Book Value Per Share	$12.19	$11.46

WAYNE SAVINGS BANCSHARES, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands, except per share data -- unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Interest income	$4,989	$5,408	$15,206	$16,272
Interest expense	1,549	2,290	5,184	7,259
Net interest income	3,440	3,118	10,022	9,013
Provision for loan losses	570	185	1,115	346
Net interest income after provision for loan losses	2,870	2,933	8,907	8,667
Noninterest income	584	421	1,597	1,310
Noninterest expense	2,654	2,568	8,163	7,668
Income before federal income taxes	800	786	2,341	2,309
Provision for federal income taxes	165	202	522	593
Net income	$635	$584	$1,819	$1,716

Earnings per share
Basic	$0.21	$0.20	$0.62	$0.59
Diluted	$0.21	$0.20	$0.62	$0.59

Dividends per share	$0.05	$0.12	$0.15	$0.36

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
	December 31, 2009	March 31, 2009
	(Unaudited)
ASSETS

Cash and cash equivalents	$13,619	$6,790
Investment securities, net (1)	112,899	118,685
Loans receivable, net	250,574	254,326
Federal Home Loan Bank stock	5,025	5,025
Premises & equipment	7,413	7,553
Foreclosed assets held for sale, net	786	594
Other assets	12,947	11,448
TOTAL ASSETS	$403,263	$404,421

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$309,034	$309,534
Other short-term borrowings	7,776	10,154
Federal Home Loan Bank Advances	45,500	46,000
Accrued interest payable and other liabilities	4,332	4,320
TOTAL LIABILITIES	366,642	370,008

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	36,013	36,028
Retained earnings	14,095	12,726
Shares acquired by ESOP	(829)	(899)
Treasury Stock, at cost (974,618 shares at both December 31, 2009 and
March 31, 2009)	(14,530)	(14,530)
Accumulated other comprehensive income	1,474	690
TOTAL STOCKHOLDERS' EQUITY	36,621	34,413

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$403,263	$404,421
(1) Includes held to maturity classifications.